Exhibit 99.1

National General Holdings Corp. Announces Agreement to Acquire

Century-National Insurance Company

NEW YORK, January 25, 2016 (GLOBE NEWSWIRE) -- National General Holdings Corp. (Nasdaq:NGHC) today announced its entry into an agreement to acquire Century-National Insurance Company (CNIC), a California based property and casualty underwriter. The purchase price for the transaction is currently expected to be approximately $315 million, based on September 30, 2015 results, with the actual purchase price calculated based upon financial position at closing. The estimated purchase price equates to a $50 million premium to tangible book value, and includes an upfront cash payment of approximately $140 million with the remaining balance deferred over two years. The transaction is expected to close in the second quarter of 2016, subject to customary closing conditions and regulatory approvals.

National General Chairman and Chief Executive Officer Michael Karfunkel stated: “We are excited about the addition of Century-National to our growing personal lines franchise. The company has a track record of impressive growth, a diverse portfolio of business composed primarily of homeowners, personal auto, and commercial auto, and a geographic footprint that is complementary to our current portfolio. The Century-National book fits well with our goal of expanding the standard and preferred products in both homeowners and personal auto, as well as enhancing our ability to bundle these products together and improve customer retention. We expect to realize substantial benefits from transitioning CNIC to our state-of-the-art technology system, advanced analytics, comprehensive reinsurance structure, and shared services platform. We look forward to working with the Century-National Insurance Company team and providing them with the broad resources and capabilities that National General has to offer. We expect the transaction will be immediately accretive to earnings.”

About Century-National Insurance Company (CNIC)

Based in Van Nuys, California, Century-National Insurance Company (CNIC) began operations in 1956, has approximately 250 employees, and has a financial strength rating of “A” (excellent) from A.M. Best. CNIC wrote approximately $180 million of direct written premium in 2014 and approximately $150 million through the first nine months of 2015. The company is licensed in 41 states with a heavy concentration of business coming from four key states: California (more than two-thirds of premiums), Nevada, Arizona, and Illinois. CNIC predominantly underwrites homeowners, personal auto, and commercial auto liability, but also offers fire and allied lines, earthquake, and commercial multi-peril coverages. The company employs a multi-channel distribution strategy that includes approximately 800 independent agents and brokers, MGAs, lender-affiliated agencies, and direct response marketing.

About National General Holdings Corp.

National General Holdings Corp., headquartered in New York City, is a specialty personal lines insurance holding company. National General traces its roots to 1939, has a financial strength rating of A- (excellent) from A.M. Best, and provides personal and commercial automobile, homeowners, umbrella, recreational vehicle, motorcycle, supplemental health, and other niche insurance products.

Forward Looking Statements

This news release contains “forward-looking statements” that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements are based on the Company’s current expectations and beliefs concerning future developments and their potential effects on the Company. Forward-looking statements can generally be identified by the use of forward-looking terminology, such as “may,” “will,” “plan,” “expect,” “project,” “intend,” “estimate,” “anticipate” and “believe” or their variations or similar terminology. There can be no assurance that actual developments will be those anticipated by the Company. Actual results may differ materially from those expressed or implied in these statements as a result of significant risks and uncertainties, including, but not limited to, non-receipt of expected payments from insureds or reinsurers, changes in interest rates, a downgrade in the financial strength ratings of our insurance subsidiaries, the effect of the performance of financial markets on our investment portfolio, estimates of the fair value of life settlement contracts, development of claims and the effect on loss reserves, accuracy in projecting loss reserves, the cost and availability of reinsurance coverage, the effects of emerging claim and coverage issues, changes in the demand for our products, our degree of success in integrating acquired businesses, the effect of general economic conditions, state and federal legislation, regulations and regulatory investigations into industry practices, risks associated with conducting business outside the United States, developments relating to existing agreements, disruptions to our business relationships, breaches in data security or other disruptions involving our technology, heightened competition, changes in pricing environments, and changes in asset valuations. The forward-looking statements contained in this news release are made only as of the date of this release. The Company undertakes no obligation to publicly update any forward-looking statement except as may be required by law. Additional information about these risks and uncertainties, as well as others that may cause actual results to differ materially from those projected, is contained in the Company’s filings with the Securities and Exchange Commission.

Investor Contact

Dean Evans

Director of Investor Relations

Phone: 212-380-9462

Email: Dean.Evans@NGIC.com

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